The Merger Agreement. On March 24, 1995, Paco Pharmaceutical Services,
Inc. (the "Company"), The West Company, Incorporated ("Parent") and Paco Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of Parent, entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Purchaser offered to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company, net to the selling shareholders of the Company, at $12.25 per Share (the "Offer Price"), upon the terms and subject to the conditions of the Offer to Purchase and related Letter of Transmittal dated March 30, 1995 (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

      The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under 'Conditions to the Merger', Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each then outstanding Share (other than Shares owned by the Company as treasury stock or by any subsidiary of the Company, Parent, Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive an amount equal to the Offer Price
(the "Merger Consideration").


         Vote Required to Approve Merger. The Delaware General Corporation Law ("DGCL") requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be ap2proved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the short-form merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser), is generally required to approve the Merger. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, (which would be the case if a majority of the shares outstanding are validly tendered and not withrawn (the "Minimum Condition") and Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a 'short-form' merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

           Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (i) if required by applicable law, the Merger Agreement shall have been approved by the affirmative vote of the Company's stockholders by the requisite vote in accordance with applicable law, (ii) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental authority which is in effect and has the effect of prohibiting the consummation of the Merger and (iii) Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer.

           Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, notwithstanding approval by the stockholders of the Company, (i) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser; (ii) by either the Company or Parent: (a) if the Offer terminates or expires in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition; (b) if Shares have not been accepted for payment pursuant to the Offer on or prior to August 1, 1995; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated; or (c) if any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) by the Company if the Offer has not been timely commenced and such failure to commence shall be in violation of the Merger Agreement; (iv) by Parent or Purchaser if the Company fails to perform in any material respect any of its obligations under the Merger Agreement or the Option Agreement or if the Offer shall not have been commenced because of the occurrence of any event or circumstance set forth in Section 14 (i.e., failure to satisfy the Minimum Condition, no expiration of any applicable waiting period under the Hart Scott Rodino Act and certain other governmental actions); (v) by the Company in respect of a superior proposal (provided the Company shall have paid Parent the Termination Fee and the Expense Fee) as described; or (vi) by the Company if Parent or Purchaser fails to perform in any material respect any of its obligations under this Agreement. In the event the Merger Agreement is terminated as described in this paragraph, the Merger Agreement will become void and there will be no liability or obligation on the part of the Company, Purchaser or Parent, except with respect to certain specified provisions (including the provisions described below under 'Fees and Expenses') and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

           Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any director, officer or employee of or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of the Company (as determined in good faith by the Board of Directors based on the advice of outside counsel), the Company may upon receipt by the Company of an unsolicited written, bona fide takeover proposal, furnish information with respect to the Company pursuant to a customary confidentiality agreement (containing 'standstill' provisions no less onerous than in the Confidentiality Agreements dated June 28, 1994 between the Company and Parent) and participate in negotiations regarding such takeover proposal. The Merger Agreement defines 'takeover proposal' as any proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner (including through a joint venture with the Company), directly or indirectly, an equity interest in, not less than 25% of the outstanding voting securities of, or assets representing not less than 25% of the annual revenues or net earnings of the Company or any of its subsidiaries.

     The Merger Agreement provides that neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser or Parent, the approval or recommendation by the Board of Directors of the Company or any such committee of the Merger Agreement, the Option Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an unsolicited takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors and based on the advice of outside counsel), it determines to be a superior proposal (as defined below), the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of the Merger Agreement, the Option Agreement, the Offer or the Merger, approve or recommend any such superior proposal, enter into an agreement with respect to such superior proposal or terminate the Merger Agreement, in each case at any time after the fifth business day following Parent's receipt of written notice (a 'Notice of Superior Proposal') advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if (i) Purchaser has not accepted for payment Shares pursuant to the Offer, (ii) the Company is not otherwise in material breach of the Merger Agreement and (iii) the Company has paid to Parent the Termination Fee and the Expense Fee (as defined below). For purposes of the Merger Agreement, a 'superior proposal' means any bona fide takeover proposal on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Offer and the Merger. The Merger Agreement also provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

     The Merger Agreement provides that the Company will promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal and the identity of the person making such request, takeover proposal or inquiry.

           Fees and Expenses. The Merger Agreement provides that the Company will pay to Parent in cash in immediately available funds by wire transfer to an account designated by Parent an amount equal to its reasonable out-of-pocket expenses (including, without limitation, fees and expenses of all counsel, printers, banks, accountants, and investment banking firms, and their respective agents but excluding fees to or expenses of financing sources for the Offer and the Merger) not exceeding $750,000 (the 'Expense Fee') and an additional fee of $1,000,000 (the 'Termination Fee'), if (i) there shall be a material breach by the Company of the Merger Agreement or (ii) the Company shall have delivered (or been obliged to deliver) to Parent a Notice of Superior Proposal or (iii) (x) at any time on or after the date of the Merger Agreement until one year following the termination of the Merger Agreement, any person or 'group'(within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have acquired, directly of indirectly, the Company, assets representing more than 50% of the revenues of the Company or more than 50% of the Shares then outstanding, and (y)(A) on or after the date of the Merger Agreement and prior to the expiration of the Offer, such person or group shall have made a takeover proposal, (B) the Offer, if required to have been commenced, shall have remained open until the scheduled expiration date immediately following the date such takeover proposal was first publicly announced and (C) the Merger Agreement shall have been terminated pursuant to the provisions of the Merger Agreement described in clause (ii)(a) under 'Termination of the Merger Agreement' above. In addition, the Merger Agreement provides that the Company will promptly pay the Expense Fee to Parent if the Merger Agreement is terminated for any reason other than by a breach by Parent of its obligations under the Merger Agreement.

           Conduct of Business by the Company. The Merger Agreement provides that, during the period from the date of the Merger Agreement to the acceptance of Shares for payment, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business. The Merger Agreement also provides that neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent, (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (a) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares, other than (1) Shares issuable pursuant to the terms of outstanding Stock Options and commitments disclosed in the Merger Agreement, or (2) issuance of shares of capital stock to the Company by a wholly-owned subsidiary of the Company, or (b) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof or split, combine or reclassify any of the Company's capital stock; (ii) purchase, redeem or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares); (iii) declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, except that direct or indirect wholly-owned subsidiary of the Company may pay a dividend to its parent; (iv) make any acquisition of a material amount of assets or securities, any disposition (including by way of mortgage, license, encumber or any Lien (as defined in the Merger Agreement)) of a material amount of assets or securities or any change in its capitalization, or enter into a material contract or release or relinquish any material contract rights, or make any amendments, or modifications thereto not in the ordinary course of business; (v) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (b) make any loans, advances of capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company; (vi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents (as defined in the Merger Agreement) filed prior to the date of this Agreement or incurred since the date of such financial statements in the ordinary course of business, (vii) propose or adopt any amendments to the Amended and Restated Certificate of Incorporation or Bylaws of the Company (or any such similar organizational documents of its subsidiaries);
(viii) enter into any new employment, severance or termination agreements with, or grant any increase in severance or termination pay to, any officers, directors or key employees or grant any material increases in the compensation or benefits to officers, directors and key employees; (ix) enter into any agreement, commitment or transaction which is material to the Company and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; (x) change any accounting methods, principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles; (xi) settle the terms of any material litigation affecting the Company or any of its subsidiaries; (xii) make any tax election or settle or compromise any income tax liability; (xiii) make or agree to make any commitments (which shall not exceed $1.4 million in the aggregate) for capital expenditures or make any expenditures not previously committed to, which individually are in excess of $100,000 or which in the aggregate are in excess of $250,000; or (xiv) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement untrue or incorrect.

           Board of Directors. The Merger Agreement provides that, subject to compliance with Section 14(f) of the Exchange Act, promptly upon the acceptance for payment of and payment for any Shares by Purchaser pursuant to the Offer, Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give Purchaser a majority of such directors, and the Company will, at such time, cause Purchaser's designees to be so appointed or elected by the existing Board of Directors of the Company; provided, however, that, in the event Purchaser's designees are elected to the Company's Board of Directors, until the Effective Time of the Merger, (i) the Board of Directors of the Company is required to have at least three directors who were directors on the date of the Merger Agreement and who are not officers of the Company ("Independent Directors") and (ii) if the number of Independent Directors is reduced below three for any reason, the remaining Independent Directors will designate a person to fill such vacancy, who will be deemed to be an Independent Director, or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who are not officers or affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons will be deemed to be Independent Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders an information statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company has agreed to make such mailing with the mailing of the Schedule 14D-9. In connection with the foregoing, the Merger Agreement provides that the Company, at the option of Parent, will promptly increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Board of Directors as provided above.

           Stock Options. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plan (as defined in the Merger Agreement)) will adopt such resolutions or take such other actions as are required in accordance with the Stock Option Plan to adjust the terms of all outstanding Stock Options (as defined in the Merger Agreement) to provide that each Stock Option, whether vested or not, outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer to be cancelled in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the price per Share to be paid pursuant to the Offer over (y) the exercise price per Share subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised.

           Benefit Plans. The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation (as defined in the Merger Agreement) will honor in accordance with their terms all existing employment, severance, consulting or other compensation agreements or benefit contracts between the Company or any of its subsidiaries and any officer, director or employee of the Company or any of its subsidiaries which are specifically disclosed in the Merger Agreement ('Benefit Plans') and all benefits or other amounts earned or accrued through the Effective Time under the Benefit Plans. In addition, the Merger Agreement provides that for the one-year period immediately following the Effective Time, Parent will cause the Company to provide such benefit plans, programs and arrangements that are substantially comparable in the aggregate to the Benefit Plans.

           Indemnification and Insurance. The Merger Agreement provides that Parent will, at all times after consummation of the Offer, indemnify, or will cause the Company (or the Surviving Corporation in the Merger) and its subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or any of its subsidiaries, successors and assigns (individually an 'Indemnified Party' and collectively the 'Indemnified Parties'), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such subsidiaries or otherwise in effect on the date hereof, and with respect to any claim, liability loss, damage, cost or expense, whenever asserted or claimed (an 'Indemnified Liability') based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Merger Agreement also provides that Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time to the extent available, provided that in no event shall Parent be required to expend to maintain or procure insurance coverage pursuant to the Merger Agreement a total amount in excess of $450,000.

           Best Efforts; Notification. The Merger Agreement provides that each of the parties will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall take all such necessary action.

           Representations and Warranties. The Merger Agreement contains various customary representations and warranties including representations regarding litigation, Benefit Plans, ERISA compliance, taxes, compliance with applicable laws, labor matters, title to properties and undisclosed liabilities.

           Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that the affirmative vote of the Independent Directors is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of Purchaser's and Parent's respective obligations under the Merger Agreement.

     Option Agreement. On March 24, 1995, the Company entered into the Option Agreement with Purchaser pursuant to which the Company granted Purchaser an irrevocable option to purchase, at a price of $12.25 per share, such number of authorized and unissued shares of common stock, par value $.01 per share, of the Company which, together with the Shares owned by Purchaser at the time of exercise, would result in Purchaser owning, immediately after such exercise, 90.1% of the outstanding Shares (calculated on a fully-diluted basis). The option may be exercised by Purchaser, in whole or in part, at any time or from time to time after the acceptance of Shares for purchase pursuant to the Offer and prior to the termination of the Option Agreement provided that at the time of any such exercise Purchaser owns at least 70% of the outstanding Shares (calculated on a fully-diluted basis). Based on the number of shares outstanding on March 24, 1995, and assuming the exercise or conversion of all existing options, rights and securities exercisable or convertible into shares of common stock, the option may be exercised for up to 8,881,054 shares of common stock, representing 68.9% of the shares of common stock outstanding as of March 24, 1995 on a fully-diluted basis.

     The Company's obligation to deliver Shares upon exercise of the option, and Purchaser's obligation to deliver the purchase price, are subject only to the conditions that: (a) no injunction or other order issued by any Governmental Entity prohibiting the delivery of the Shares shall be in effect;
(b) any applicable waiting period under the HSR Act shall have expired or been terminated; and (c) Purchaser (or its permitted assignees) shall have accepted Shares for purchase pursuant to the Offer. The Option Agreement shall terminate on the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms. The Option Agreement contains customary representations and warranties including representations regarding organization, authority, consents and approvals, no violation and investment intent.

     Appraisal Rights and Other Matters. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any added holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.


     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain 'going private' transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

     Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, Board of Directors, management or dividend policy.

     Except as otherwise described in this Offer to Purchase, Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.